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                                                                   EXHIBIT 10(z)

                              EMPLOYMENT AGREEMENT

         This agreement is made effective November 22, 2000, between Metatec International, Inc., an Ohio corporation (the "Company"), and Christopher A. Munro ("Mr. Munro"), who hereby agree as follows:

         SECTION 1. EMPLOYMENT. Upon the terms and subject to the conditions described in this agreement, the Company hereby employs Mr. Munro and Mr. Munro hereby accepts employment by the Company.

         SECTION 2. TERM. Mr. Munro's employment with the Company pursuant to this agreement shall begin on January 2, 2001 (the "Commencement Date") and continue until terminated pursuant to Section 11 of this agreement (the "Term").

         SECTION 3. SERVICES. Mr. Munro shall serve as the Chief Operating Officer of the Company, reporting to the Chief Executive Officer of the Company (the "CEO"). Mr. Munro shall devote his full business and professional time, attention, energy, loyalty, and skill to the Company's business, performing such executive or administrative tasks and having such responsibilities as may be assigned to him from time to time by the CEO or the Board.

         SECTION 4. SALARY. The Company shall pay Mr. Munro a base salary at the initial annual rate of $240,000, (the "Base Salary"), payable in bi-weekly installments, in arrears, in accordance with the Company's general policies and procedures for payment of salaries to its executive personnel. The Base Salary and other consideration payable to Mr. Munro under this agreement shall be subject to all applicable tax and other withholding requirements.

         SECTION 5. BONUS. The Company shall pay Mr. Munro a performance sharing bonus equal to the value of 12,500 points multiplied by the point value determined under, and payable on the conditions of and as otherwise described in, the Company's Open Book Management program as in effect from time to time.

         SECTION 6. STOCK OPTIONS. Concurrently with the Commencement Date, Company shall grant to Mr. Munro an option to purchase 50,000 common shares, without par value, of the Company (the "Shares"), pursuant to the Company's 1990 Stock Option Plan, as amended (the "Option"). The Option shall be granted pursuant to the form non-qualified stock option agreement that has previously been approved by the Compensation Committee of the Board, which includes, among other things, a 4-year vesting schedule under which on each of the first four anniversaries of the Commencement Date the Option will vest with respect to 25 % of the Shares subject to the Option. In addition, the Company shall grant to Mr. Munro an additional option for 50,000 common shares, without par value, of the Company (the "Shares"), pursuant to the Company's 1990 Stock Option Plan, as amended (the "Option"). The Option shall be granted pursuant to the form non-qualified stock option agreement that has previously been approved by the Compensation Committee of the Board, which includes, among other things, a 1-year vesting schedule under which on the first anniversary of the Commencement Date the Option will vest.


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         SECTION 7. RESTRICTED SHARES. Concurrently with the Commencement Date, the Company shall award to Mr. Munro 40,000 Shares pursuant to the terms of a Restricted Share Agreement between Mr. Munro and the Company dated as of the Commencement Date, which shall include, among other things, provisions for the forfeiture of 20,000 of such Shares if Mr. Munro's employment with the Company terminates for any reason prior to the second anniversary of the Commencement Date and 40,000 of such shares if Mr. Munro's employment with the Company terminates for any reason prior to the first anniversary of the Commencement Date.

         SECTION 8. LIFE INSURANCE. As additional compensation to Mr. Munro, the Company shall make an annual payment of $20,000 towards the premium due for a split dollar policy to be obtained in the future but only so long as such policy is still in full force and effect without change.

         SECTION 9. FRINGE BENEFITS AND PERQUISITES. Mr. Munro shall also be entitled to: (a) five weeks paid vacation during each year of employment; and
(b) group health and welfare benefits, disability insurance, and other benefits and perquisites that are offered generally to the Company's personnel from time to time pursuant to such terms, conditions, and policies as may be approved by the Board or its designee.

         SECTION 10. CONFIDENTIALITY; NONCOMPETITION. Mr. Munro shall not, directly or indirectly, at any time (whether during the Term or thereafter), disclose any Confidential Information (defined below) to any person, association, or other entity (other than the Affiliated Companies, as defined below), or use, or permit or assist any person, association, or other entity (other than the Affiliated Companies) to use, any Confidential Information, excepting only: (i) Confidential Information which is then generally available to or obtainable by the public and which did not become so available or obtainable through the breach of any provision of this agreement by Mr. Munro; and (ii) disclosures required by applicable law.

         Upon termination of his employment with the Company (for any reason), Mr. Munro shall immediately deliver to the Company all documents and other materials containing any Confidential Information which are in his possession or under his control.

         During the Restricted Period (defined below), Mr. Munro shall not, directly or indirectly (whether individually or as a shareholder or other owner, partner, member, director, officer, employee, consultant, creditor or agent of any person, association, or other entity):

                  (a) Enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which competes with the business of any Affiliated Company (the "Business") anywhere in the Restricted Territory, provided that the foregoing shall not preclude Mr. Munro from owning less than 1% of the outstanding capital stock of any corporation whose shares are publicly traded on a national securities exchange or system;

                  (b) Solicit or attempt to solicit business in competition with the Business from any third party to which any Affiliated Company provides services (in any such case, a "Restricted Company"), or interfere or attempt to interfere with any relationship of any Affiliated Company with any Restricted Company;

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                  (c) Induce or encourage any employee, officer, director,
         agent, supplier, or independent contractor of any Affiliated Company to terminate its relationship with any such Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company's relationships with its employees, officers, directors, agents, suppliers, independent contractors, or others;

                  (d) Employ or engage any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, director, or agent of any Affiliated Company; or

                  (e) Make any statement (oral or written) or take any other action which would tend to disparage or diminish the reputation of any Affiliated Company.

         For purposes of this agreement:

                  (i) "Affiliated Companies" shall include the Company and all subsidiaries or affiliates of the Company from time to time;

                  (ii) "Confidential Information" shall mean all trade secrets, proprietary data, and other confidential information of any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with Restricted Companies, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound;

                  (iii) "Restricted Period" shall mean the period beginning on the Commencement Date and ending on the later of (A) the first anniversary of the Commencement Date or (B) the first anniversary of the date (the "Termination Date") of termination of Mr. Munro's employment with the Company (for any reason, whether pursuant to this agreement or otherwise); and

                  (iv) "Restricted Territory" shall mean the United States.

         Mr. Munro acknowledges that (1) the provisions of this section are fundamental and essential for the protection of the Company's legitimate business and proprietary interests, (2) such provisions are reasonable and appropriate in all respects, and (3) in the event of any violation by Mr. Munro of any of such provisions, the Company would suffer irreparable harm and its remedies at law would be inadequate. In the event of any violation or attempted violation of such provisions by Mr. Munro, the Company shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies which may then be available to the Company.

         SECTION 11. TERMINATION. Mr. Munro acknowledges that his employment with the Company is "at will". Such employment shall terminate automatically upon the death of Mr. Munro and may be

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terminated: (a) by Mr. Munro, at any time, by giving the Company notice not less than 60 days prior to the proposed termination date; or (b) by the Company, at any time, immediately upon notice to Mr. Munro under any of the following circumstances:

         (i) At any time for Cause (defined below);

         (ii) At any time when Mr. Munro is under a Long-Term Disability (defined below); or

         (iii) At any time without Cause; provided that if the Company terminates Mr. Munro's employment pursuant to this clause (iii) prior to January 2, 2004, and no other basis for termination exists under this agreement, then Mr. Munro shall be entitled to severance payments in an aggregate amount equal to the then current annual Base Salary, payable in bi-weekly installments, in arrears, for one year following such termination, in accordance with the Company's general policies and procedures for payment of salaries to its executive personnel as well as health benefits in accordance with the Company's general policies and procedures during that same period. Notwithstanding any other provisions of this agreement to the contrary, such severance and health benefits shall be payable only if Mr. Munro is in full compliance with the provisions of Section 10 of this agreement.

         For purposes of this agreement:

         (A) "Cause" shall mean:

                  (1) Any act constituting (a) a felony under the federal laws of the United States, the laws of any state, or any other applicable law, (b) fraud, embezzlement, misappropriation of assets, willful misfeasance, or dishonesty, or (c) any other conduct which in any way materially and adversely affects the reputation, goodwill, or business position of the Company;

                  (2) Mr. Munro achieving any test result other than a negative result under the Company's drug testing program, or Mr. Munro's refusal to take any test contemplated by such program;

                  (3) The failure of Mr. Munro to perform and observe all obligations and conditions to be performed and observed by Mr. Munro under this agreement, or under any other agreement between the Company and Mr. Munro, or to perform his duties in accordance with the policies, programs, budgets, procedures, and directions established from time to time by the CEO or the Board (any such failure, a "Performance Failure"), and to correct such Performance Failure promptly following written notice from the Company to do so; or

                  (4) Mr. Munro having corrected (or the Company having waived the correction of) a Performance Failure, the occurrence of any subsequent Performance Failure; and

         (B) "Long-Term Disability" shall mean that, because of physical or mental incapacity, it is more likely than not that Mr. Munro will be unable, within 180 days after such incapacity commenced, to perform the essential functions of his position with the Company, with or without reasonable accommodation. In the event of any disagreement about whether or when Mr. Munro is

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under a Long-Term Disability, the question shall be determined: (1) by a physician selected by agreement between Mr. Munro and the Company if such a physician is selected within 10 days after either of them requests the other so to agree; or, if not, (2) by two physicians, the first of whom shall be selected by Mr. Munro and the second of whom shall be selected by the Company or, if Mr. Munro fails to make a selection within 10 days after being requested to do so by the Company, the second physician shall be selected by the first physician; or, if the two physicians fail to agree, (3) by a third physician selected by the first two physicians. Mr. Munro shall submit to all reasonable examinations requested by any such physicians.

         SECTION 12. CAPACITY. Mr. Munro represents and warrants to the Company that he has the capacity and right to enter into this agreement and perform all of his obligations under this agreement without any restriction.

         SECTION 13. REMEDIES. All rights and remedies of each Party (defined in Section 16, below) under this agreement are cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity.

         SECTION 14. SURVIVAL. Except for any post-termination payments expressly provided for in Section 11, above, the termination of Mr. Munro's employment with the Company for any reason shall terminate all obligations of the Company to Mr. Munro after the termination date; provided that the termination of Mr. Munro's employment with the Company shall not relieve either Party of any of that Party's obligations under this agreement existing at, arising as a result of, or relating to acts or omissions occurring prior to, such termination. Without limiting the generality of the proviso in the preceding sentence, in no event shall the termination of such employment modify or affect any obligations of Mr. Munro or rights of the Company under Section 10 of this agreement, all of which shall survive the termination of such employment.

         SECTION 15. NOTICES. All notices and other communications under this agreement to either Party shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) to that Party at the telecopy number for that Party set forth below, mailed by certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Party) or delivered to Federal Express, UPS, or any similar express delivery service for delivery to that Party at that address:

                  (a)   If to the Company:

                        Metatec International, Inc.
                        2001 Metatec Boulevard
                        Dublin, Ohio 43017
                        Attention: Jeffrey M. Wilkins, Chief Executive Officer Telecopy No.: (614) 791-3771

                        with a copy to

                        Baker & Hostetler
                        65 East State Street

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                        Columbus, Ohio  43215
                        Attention: Gary A. Wadman, Esq.
                        Telecopy No.: (614) 462-2616

                  (b)   If to Mr. Munro:

                        Mr. Christopher A. Munro
                        5931 Medallion Drive East
                        Westerville, Ohio 43082
                        Email:    Chris_Munro_us@yahoo.com

         SECTION 16. SEVERABILITY. The intention of the Parties to this agreement (the "Parties") is to comply with all rules, laws, and public policies to the fullest extent possible. If and to the extent that any court of competent jurisdiction is unable so to construe any provision of this agreement and holds that provision to be invalid, such invalidity shall not affect the remaining provisions of this agreement, which shall remain in full force and effect. With respect to any provision in this agreement finally determined by such a court to be invalid or unenforceable, such court shall have jurisdiction to reform this agreement to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the Parties.

         SECTION 17. NON-WAIVER. No failure by either Party to insist upon strict compliance with any term of this agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this agreement shall affect, or constitute a waiver of, either Party's right to demand strict compliance with all provisions of this agreement.

         SECTION 18. COMPLETE AGREEMENT. This agreement and all documents referred to in this agreement, all of which are hereby incorporated herein by reference, contain the entire agreement between the Parties, and supersede all other agreements and understandings between the Parties, with respect to the subject matter of this agreement. No alterations, additions, or other changes to this agreement shall be made or be binding unless made in writing and signed by both Parties.

         SECTION 19. GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

         SECTION 20. CAPTIONS. The captions of the various sections of this agreement are not part of the context of this agreement, are only guides to assist in locating those sections, and shall be ignored in construing this agreement.

         SECTION 21. GENDERS AND NUMBERS. Where permitted by the context, each pronoun used in this agreement includes the same pronoun in other genders and numbers, and each noun used in this agreement includes the same noun in other numbers.

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         SECTION 22. SUCCESSORS. This agreement shall be personal to Mr. Munro, and neither this agreement nor any rights or obligations of Mr. Munro under this agreement may be assigned or delegated by Mr. Munro to any third party. Any assignment or attempted assignment by Mr. Munro in violation of the preceding sentence shall be null and void. Subject to the foregoing, this agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the heirs, personal representatives, successors, and assigns of each Party.

METATEC INTERNATIONAL, INC.


By  /s/ Jeffrey M. Wilkins                           /s/ Christopher A. Munro
  ------------------------------------------         ------------------------
        Jeffrey M. Wilkins,                              Christopher A. Munro
        Chief Executive Officer


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